Magellan Gold Provides Update to Shareholders

FOR IMMEDIATE RELEASE

                    June 20, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”), a U.S. based mining and exploration enterprise focused on silver and gold, today conveyed the following message to shareholders:

I want to take this opportunity to welcome our new shareholders and to bring you up to date on the progress your company is making. To reintroduce myself, my name is Pierce Carson. I hold a PhD in economic geology from Stanford University and have managed the discovery, financing, development and operation of mining properties internationally and domestically during a career spanning over forty years. I have led operating teams that have been highly successful in developing new gold and copper mines. Shareholders in the related companies saw dramatic stock price increases. Now, at Magellan, management aims to duplicate or better that track record with the ultimate objective of creating substantial value for Magellan shareholders.

Since I became CEO in June 2016, management has refocused the company and developed a strategic plan to transform Magellan into a viable operating company. Basic elements of the strategic plan are (1) to complete the acquisition of  the SDA flotation mill in the State of Nayarit, Mexico, which, importantly, would enable the company to achieve near-term production; (2) to expand the 16 million ounce historic silver  resource at our flagship Silver District Project, Arizona, with the view of advancing the project towards development and production; and (3) to conduct initial drilling of our Ninobamba, Peru silver-gold exploration property, which holds promise for discovery of a large, disseminated bulk-minable silver/gold deposit. Our overall goal is to build a substantial mining company driven by cash flow and possessing a portfolio of quality exploration and development projects for future growth.

SDA Mill Acquisition, Nayarit, Mexico

On March 3, 2017, Magellan acquired a 150-day option to purchase the SDA Mill from Rose Petroleum plc (Aim; ROSE) for consideration of $1.0 million in cash and $500,000 in restricted common stock of Magellan. The Company paid an initial $50,000 option fee on March 3, 2017, and on June 1, 2017 paid an additional $100,000 option fee that also will apply to the purchase price if the transaction closes. Consummation of the mill purchase is subject to a number of conditions, among others the Company completing a financing, and there can be no assurance that the purchase will be completed.

The SDA Mill consists of an operational flotation plant, precious metals leach circuit and associated assets. The mill’s normal operation is based on sales of flotation concentrates to smelters, and payment for precious metals content. Historically the mill has operated for ten years, processing its own ore and also engaged in toll milling for third party ore producers.

Management believes acquisition of the SDA Mill and transformation of Magellan into a production company would be an exciting development that would substantially enhance shareholder value. The Company’s strategy following the acquisition will be to build production and increase cash flow through processing of ore sourced from the regional gold belt where the mill is located.

Silver District Project, Arizona

Magellan’s flagship advanced exploration project is its 100% owned district-scale Silver District Project in southwest Arizona. The project encompasses three major epithermal vein structures having a collective strike length of eight miles. Historical drilling of 465 holes (62,866 ft.) delineated 16.0 million ounces of silver plus fluorspar available for open pit mining.

Magellan’s district-scale property position covers the heart of the historic Silver District and includes all of the important historical producers, most of the old mines and prospects and all of the known exploration targets. Historic recorded production during 1883-1893 from underground mines was 1.56 million ounces of silver and 2.33 million pounds of lead.

Excellent potential exists to increase silver ounces through deeper drilling, as historical drilling was limited to only 130 ft. vertical depth. Subject to funding, Magellan plans to conduct an extensive drilling program to test strike and depth extensions of the known vein deposits. The initial target potential is 60 million ounces silver (1 million ounces gold equivalent). Following better definition of the total size of the resource, the Company intends to update previous metallurgical and engineering studies with the objective of advancing the Silver District Project toward development and production.

Niñobamba Silver/Gold Project, Central Peru

On October 25, 2016, Magellan announced it had concluded a definitive agreement with Rio Silver, Inc. (TSX.V: RYO) whereby Magellan has the right to earn a 50% undivided interest in the Niñobamba Silver/Gold Project. To earn its 50% interest, Magellan must spend $2.0 million in exploration over three years. Niñobamba is located in south-central Peru and offers ready access.  The land package includes a large, contiguous property comprising five concessions totalling 36.5 square kilometers (9,027 acres).

Early mining in the area is known since colonial times, as early as the 16th century. In more recent times, significant historical exploration work has been conducted on the Niñobamba concessions by Rio Silver and several major companies. This historical work provides the project with an extensive database comprising geological, geochemical, geophysical and drilling data, as well as numerous silver, gold and combined silver-gold targets in an historic silver mining district with positive infrastructure in mining-friendly Peru.

Silver-gold mineralization on the concessions extends to over six kilometers in an east-west direction. This mineralized trend is extensively altered and contains a number of largely untested and open-ended silver and gold anomalies, several of which appear to represent excellent bulk mineable open pit targets. The Company is particularly encouraged by results of historical drilling and surface trenching, which returned potential ore grade mineralization over substantial widths.

Niñobamba holds potential for a large, bulk tonnage disseminated silver/gold deposit. Mineralization reflects a “high sulfidation” epithermal style that in Peru and elsewhere has produced world class precious metals deposits.

As part of its earn-in agreement, Magellan committed to conduct a 700-meter diamond drilling program in 2017. Magellan plans to focus its initial drilling effort on areas trenched by Rio Silver in 2012. As shown by results of seventeen trenches, two subparallel zones of silver-gold and silver mineralization, the “Niñobamba North Zone” and the “Niñobamba South Zone,” exhibit good continuity, substantial widths and grades at surface and strike extents of 400+ meters. Mineralization demonstrates the potential for an outcropping, bulk-tonnage, and disseminated-silver-gold deposit. The goal of the drilling program will be to progressively outline a Ni 43-101 silver-gold resource in these target areas.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company’s two mineral properties are located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson (505) 463-9223

John Power (707) 884-3766